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                        THOROUGHBRED HORSEMEN'S AGREEMENT
     THIS AGREEMENT is entered into this 16th day of June, 1999, effective as of January 1, 1999, by and between COLONIAL DOWNS, L.P., a limited partnership ("Colonial Downs"), and the VIRGINIA HORSEMEN'S BENEVOLENT AND PROTECTIVE Association., a Virginia not-for-profit corporation (the "VaHBPA")
     WHEREAS, Colonial Downs owns and operates (through its affiliate Stansley Racing Corp.) in New Kent County, Commonwealth of Virginia, the facility known as the Colonial Downs racetrack (the "Racetrack") and four satellite wagering facilities located in Brunswick, Chesapeake, Hampton and Richmond, Virginia (the "SWFs");
     WHEREAS, the VaHBPA is a trade organization composed of owners, trainers, owner-trainers, and owner-breeders (the "Members") of thoroughbred race horses;
     WHEREAS, the VaHBPA provides benevolence programs and other services for its Members and their employees who are and will be engaged in live racing at the Racetrack; and
     WHEREAS, the parties hereto desire to bring about a close and understanding relationship among owners and trainers of thoroughbred race horses (the "Horsemen"), including the Members, the VaHBPA, Colonial Downs, and the public;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties desiring to be legally bound agree as follows:
          1.     Term of Agreement.
            A. Effective Date. This Agreement shall become effective as 12:01 a.m. January 1, 1999 and shall remain in effect through midnight, December 31, 2001 (the "Initial Term"), unless otherwise terminated as provided herein.
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            B.  Renewal.  This Agreement shall continue in full force and effect on January 1, 2002 for an additional period of three years (the "Renewal Term" and together with the Initial Term, the "Term") upon either party hereto delivering written notice of renewal to the other party no later than 60 days in advance of scheduled expiration (November 1, 2001); provided that in event of renewal by either party, Colonial Downs shall continue to contribute to the Thoroughbred Partners' Account (as defined herein) at least 5.25% of SWF Thoroughbred Handle (as defined herein) for the Renewal Term. Upon such election this Agreement shall continue to be in full force and effect for the Renewal Term. This provision will become inoperative in the event of bankruptcy by Colonial Downs.
          2. Scope of Agreement. Except as specifically set forth herein, this Agreement shall only apply to the live thoroughbred race meetings ("Race Meetings") and pari-mutuel wagering conducted on thoroughbred horse racing at the Racetrack and the SWFs during the Term.
          3. Exclusive Representation. During the Term, the VaHBPA shall be the exclusive representative of its Members with respect to the matters set forth herein. VaHBPA hereby warrants and represents that it is the majority Horsemen's group for Horsemen that have and are expected to race at the Racetrack, and Colonial Downs hereby recognizes it as such.
          4.  Accounts.
            A. Thoroughbred Partners' Account. Colonial Downs maintains Accounts 455823207609 and 45823207601 maintained at Wachovia Bank, Account 102071401 maintained at Citizens and Farmers Bank and an account at Virginia National Bank, Charlottesville branch (collectively, the "Thoroughbred Partners' Account").
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  The parties agree to promptly consolidate these accounts
into a single account at Virginia National Bank, Charlottesville branch, and that the financial institutions at which the Thoroughbred Partners' Account are maintained may be changed at any time by agreement of the parties. Colonial Downs and VaHBPA agree that all funds maintained in the Thoroughbred Partners' Account are funds that are to be maintained in trust on behalf of and for the benefit of recipients of the thoroughbred purse account funds distributed, according to the regulations promulgated by the Virginia Racing Commission from time to time and by agreement between the parties hereto, to participants engaging in thoroughbred horse racing at the Racetrack. In furtherance of such purpose, the parties hereto have executed a trust agreement substantially in the form of Exhibit A attached hereto and shall take such further action as may be necessary to have the Thoroughbred Partners' Account designated a trust account by the financial institution at which the Thoroughbred Partners' Account is maintained. In addition, either party may elect upon written notice to the other party to have a third-party trustee, acceptable to both parties, appointed as trustee of each Account.
All interest or earnings whatsoever on the amounts paid to the Thoroughbred Partners' Account shall accrue solely to the benefit of the Thoroughbred Partners' Account. All funds deposited to the Thoroughbred Partners' Account shall be invested in an interest-bearing account which provides market rates of return, or government or bank securities, and Colonial Downs shall provide all reasonable assurances of the security of the investments made.
            B. Horsemen's Account. Monies payable to Horsemen as purses under this Agreement as purses shall be deposited into such account not less often than weekly. The appropriate portions of purse money shall be made available to the earners thereof within seventy-two (72) hours (dark days and Sundays excluded) after the result of the race in which such money was earned
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has been declared official; provided, that in the event of any dispute as to the result of a race due to a drug test or other regulatory inquiry, the purse money shall not be made available until final resolution thereof by the stewards, the Virginia Racing Commission or the courts, as the case may be.
No portion of such money payable as purses to any earner thereof (other than jockey and gate fees) shall be deducted by Colonial Downs unless requested in writing by the person to whom such monies are payable or his duly authorized representative or as required by order of the stewards. The Thoroughbred Partners' Account and the Horsemen's Account and the investment or deposit schedules of Colonial Downs with respect to such account during any Race Meeting shall be subject to examination at any reasonable time by the President of VaHBPA or his nominee. Interest earned on the Thoroughbred Partners' Account and Horsemen's Account shall be distributed fifty percent (50%) thereof to each of (a) Colonial Downs, to help defray the costs of maintaining such account, including, but not limited to, the Horsemen's bookkeeper and any third-party trustee fees; and (b) the Backstretch Life Improvement Fund (as defined in Section 16 hereof).
          Purse Amounts.
            A. On-Track Wagering. Colonial Downs shall pay to the Horsemen whose horses race at Colonial Downs as purses the amount specified for purses in Section 59.1-392 of the Code of Virginia (the "Purse Monies"). Nomination, sustaining, starting, and entry fees paid by Horsemen, funds provided by the Virginia Breeders Fund or by race sponsors and SWF Thoroughbred Handle (as defined in Paragraph 5.C) shall not be considered purses paid by Colonial Downs for purpose of determining the applicable amounts for Purse Monies.
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            B.  1999 Amount.  For 1999, Colonial Downs shall pay or guarantee payment of $3,125,000 to the Thoroughbred Partners' Account established by the Trust Agreement between these parties dated August 31, 1998, for use as purses and other permitted uses as set forth below, which amount is (i) premised upon 25 days of live racing and average daily purses of no less than $125,000 per day for each day of live racing at the Racetrack, exclusive of payments from the Virginia Breeders' Fund and (ii) includes all funds due such Account in repayment of a Promissory Note, dated November 1, 1998. Colonial Downs agrees that the amount of purses to be paid with respect to the Virginia Derby shall be fixed with the consent of the VaHBPA, which consent shall not be unreasonably withheld, delayed or conditioned, and, subject to the approval of the Maryland Jockey Club, any funds generated by sponsorship(s) or promotional fees paid to Colonial Downs, from whatever source derived, with respect to the Virginia Derby, shall be paid in their entirety to the Thoroughbred Partners' Account for use as purses in addition to $3,125,000.00 specified above. Colonial Downs will endeavor in good faith to secure the Maryland Jockey Club's consent to the foregoing.
            (ii) Deposits. Colonial Downs shall commence to deposit funds to the Thoroughbred Partners' Account immediately, which deposits shall not be less than $100,000.00 per month. On or before August 31, 1999, Colonial Downs shall have deposited funds into the Thoroughbred Partners' Account such that the Account balance shall not be less than $2,000,000.00. One half of the interest income from all funds so deposited shall be applied to the Backstretch Life Improvement Fund and used in a manner consistent with Section 16 of this Agreement.
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            (iii)  NTRA Dues.  The VaHBPA may, at its discretion, designate a portion of total purse monies to be paid, as the VaHBPA dues payable to the NTRA. If so designated, those dues to be paid from the total purse monies available shall be paid within the second quarter of each calendar year of the Agreement including any renewal.
            (iv) Advances. Of the total $3,125,000 in payments guaranteed to be paid to the Thoroughbred Partners' Account for purses, $1,500,000.00 shall consist of an advance to the Thoroughbred Partners' Account from purse monies to be made available in the year 2000 and 2001. CD Entertainment Ltd., an affiliate of Jeffrey Jacobs ("CD Entertainment"), shall arrange for $900,000 of the $1,500,000 to be advanced, and Maryland-Virginia Racing Circuit, Inc., a subsidiary of the Maryland Jockey Club ("MVRC"), shall arrange for $600,000 of the $1,500,000 to be advanced. Such advance from MVRC or its affiliate shall bear interest at the Prime Rate as published in the Eastern edition of the Wall Street Journal from time to time. Such advance from CD Entertainment or its affiliate shall bear interest at the lesser of (i) its or its affiliate's cost of funds based upon evidence reasonably satisfactory to the VaHBPA or (ii) the Prime Rate as published in the Eastern addition of the Wall Street Journal from time to time. Those sums shall be advanced for purses in 1999, and shall be repaid to CD Entertainment Ltd. and MVRC in equal installments from sums due the Thoroughbred Partners' Account for purses during the years 2000 and 2001, on a "first dollar in, first dollar out"
 basis.
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            C.  2000-2001.
              (i)  Amount.  Effective January 1, 2000 and continuing each year throughout the term of this Agreement and any continuation of this Agreement as may occur, Colonial Downs shall contribute to the Thoroughbred Partners' Account maintained for purse monies, 5.25% of all revenue generated from pari-mutuel wagering on simulcast thoroughbred races (other than simulcast broadcasts of races held at the Racetrack) at the SWFs (the "SWF Thoroughbred Handle").
           (ii)  Purses.  Purses for thoroughbred racing in the year 2000 and beyond shall paid based upon amounts available in the Thoroughbred Partners' Account after repayment of one-half of the advance on purses in the amount of $1,500,000 referenced above and all accrued interest thereon, and after payment of administrative fees and NTRA dues as may be designated by the VaHBPA, and shall include amounts received from live handle generated at the Racetrack as required by statute.
            (iii)  Other Revenues.  Colonial Downs, Jeffrey P.  Jacobs, or
any affiliated legal entity shall pay 25% of annual net income (calculated according to generally accepted accounting principles consistently applied) from wagers placed on thoroughbred races through any national account wagering system operated by Colonial Downs, Jeffrey Jacobs, or any affiliated entity, but not in excess of 3% of gross income from such wagers, to the Thoroughbred Partners' Account for purse monies each year this Agreement is in effect. Estimated payments shall be made quarterly and reconciled annually, and sufficient financial data supporting the payments and reconciliation shall be provided the VaHBPA to allow verification of the amounts paid as accurate.
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            (iv)  Other Contributions to Thoroughbred Partners' Account.
Colonial Downs shall be considered to have satisfied its contribution of 5.25% of SWF Handle by contribution of any amounts received from the Maryland Jockey Club or any affiliate thereof as contributions to the Thoroughbred Partners' Account for purse monies, and contribution of any amounts realized by a reduction of the pari-mutuel taxes currently in effect to the Thoroughbred Partners' Account during each year this Agreement remains in effect. The primary obligation to fund the Thoroughbred Partners' Account for purse monies with 5.25% of all SWF Thoroughbred Handle shall remain at all times with Colonial Downs; nothing in this Agreement shall be considered or construed to relieve Colonial Downs of that obligation.
            (v)  Sliding Scale.  Colonial Downs may, upon written notice to the VaHBPA given no less than 60 days prior to January 1 of each year of this Agreement, elect to adopt a sliding scale funding mechanism as set forth in Exhibit B to this Agreement. Notice shall be provided separately for each year that the sliding scale is utilized. The sliding scale set forth in Exhibit B is for illustration purposes only; actual amounts may vary according to actual receipts for each period. Under no circumstances may the gross percentage paid to the Thoroughbred Partners' Account for purse monies for each year fall below 5.25%. In the event Colonial Downs elects to adopt the sliding scale mechanism set forth in Exhibit B to this Agreement, all amounts due shall be paid to the Thoroughbred Partners' Account no later than 24 hours after receipt by Colonial Downs. Should any payment(s) not be made on a timely basis, all amounts as would be due the Thoroughbred Partners' Account for purse monies under a strict 5.25% formula shall become due and payable immediately.
            D. Stakes Race Purses. The percentage of the purse monies under Subsections 5.A, B, and C above to be paid to Horsemen participating in stakes races held at the Racetrack shall be limited to twenty-five percent (25%) of the total purses paid unless a higher percentage is agreed between the parties in good faith negotiations. Agreement on this matter will not be unreasonably withheld by either party.
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            E.  Administrative Fee.  The administrative fee paid to the
VaHBPA for services rendered to horsemen as the majority horsemen's group shall be 2% of total purses paid with respect to live racing at the Racetrack, exclusive of Virginia Breeders' Fund payments. For the years 2000 and 2001, that amount shall include all monies paid into the Thoroughbred Partners' Account without consideration of amounts repaid as advances made to the 1999 purses. The parties will agree on advance payments of the administrative fee prior to live racing at the Racetrack in recognition of the VaHBPA's year round service to horsemen, obligations with respect to horsemen's interests before the Virginia Racing Commission, and the VaHBPA efforts at assistance to Colonial Downs on legislative issues.
            F. Other Legalized Wagering. Except as otherwise specifically provided herein, in the event that wagers other than on thoroughbred horse racing (including but not limited to the sale of lottery tickets and/or participation in other wagering enterprises on Colonial Downs' premises) are authorized by legislative action and a portion of the proceeds is provided for thoroughbred racing, the parties shall be bound by the allocations in such legislation. In the event the allocation of revenues is not addressed by legislative action, the parties shall negotiate in good faith a written agreement as to the allocation of the revenue to be received therefrom by Colonial Downs and the Horsemen.

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          6.  Purse Mechanics.
            A. Purses Schedules and Condition Books. Colonial Downs shall use its reasonable judgment to estimate attendance, pari-mutuel handle and breakage. Using that information and after consultation with a designated representative of VaHBPA, Colonial Downs shall establish a tentative average daily overnight purse schedule and a tentative stakes purse schedule for each Race Meeting in accordance with the terms hereof. Colonial Downs shall exercise reasonable care to try to avoid significant underpayments or overpayments of purses at all Race Meetings. Colonial Downs will send to the VaHBPA before each Race Meeting its first condition book and proposed purse schedules.
            B. Overpayment of Purses. Colonial Downs and the VaHBPA will cooperate to the fullest extent possible to avoid overpayment of purses to Horsemen as of the end of any year during the Term. If Colonial Downs makes an overpayment in excess of the amount computed under Section 5, the overpayment may be offset against any underpayment in any succeeding or preceding Race Meeting.
            C. Underpayment of Purses. During any Race Meeting, Colonial Downs will increase purses as appropriate to minimize underpayment. If, at the end of any Race Meeting, during the Term there exists an underpayment of purses, the underpayment shall be distributed as additional purse distribution in the next succeeding race meet. Colonial Downs shall use its reasonable best efforts to help assure that there are no underpayments or overpayments of purses at any Race Meeting.
            D. Purse Notices. The pari-mutuel handle, pari-mutuel handle commission, and purse distribution figures, as well as the percentage figures which represent the relationship between purses and the total of pari-mutuel income and breakage shall be posted on the bulletin board in the Racing Secretary's office each day of a Race Meeting.

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          7.  Virginia-Bred Races.  Colonial Downs shall include in its conditions book a minimum of one ( 1) race per day devoted to Virginia-breds, for each day of racing conducted at the Racetrack unless sufficient horses are not available therefor. Races devoted to Virginia-breds shall be run if no less than six (6) betting interests have been entered therein.
          8.  Stalls and Track Facilities.
            A. Stalls and Track Facilities, During and After Race Meetings. Colonial Downs shall make available at least one thousand (1,000) stalls to Horsemen during each Race Meeting. Access to the racing strip, barns, track kitchen facilities, dormitories, and related backside facilities at the Racetrack (collectively, the "Backside Facilities") necessary for training purposes shall be made available by Colonial Downs without charge to Horsemen who have horses training for the immediately upcoming live Race Meeting for at least ten (10) days prior to the opening of each Race Meeting. The Backside Facilities shall also be made available by Colonial Downs without charge to Horsemen who had raced at the Racetrack, for at least ten (10) days following the last day of each Race Meeting. Notwithstanding the foregoing, such periods may be shortened if the Backside Facilities are then needed for a live standardbred racing meet, and Colonial Downs will provide advance notice to the Horsemen in any such event. During the aforesaid periods, Colonial Downs will, at its own expense, make water and electricity available to each barn in use and keep the racing surfaces properly harrowed and watered.
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            B.  Off-Season Stabling.  During the Term of this
Agreement,Colonial Downs and the VaHBPA, on or before March 1 of each year, shall meet and discuss the terms under which the Horsemen may be permitted to rent stalls at Colonial Downs for those periods not referred to in Section 8.A above when such facilities are not needed for standardbred racing meets (the"Off-Season"). Colonial Downs will notify Horsemen by March 1 of each year of its decision and the criteria for occupation of stalls during the Off
Season for the coming year.
            C. Vendors. Colonial Downs will not impose upon Horsemen any exclusive arrangement concerning farriers, feedmen, tack supplies, or any other suppliers or providers of service customarily used by owners and trainers; provided, that if Colonial Downs permits the use of bedding material other than straw it may require the use of an exclusive supplier in order to facilitate removal of such used material. Notwithstanding the foregoing
Colonial Downs reserves the right to impose reasonable non-discriminatory requirements for security, safety and environmental reasons. Colonial Downs will use its reasonable best efforts to keep unlicensed persons in the above categories off its premises.
            D.  Stall Applications.  Prior to each Race Meeting, Colonial
Downs shall establish a cut-off date for the submission of stall applications. Colonial Downs shall, in the exercise of its sole business judgment, determine the terms for and approve or disapprove applications for stalls. Colonial
Downs may consider, among other things, the following criteria in allocating stalls to Horsemen for use during Race Meetings:
              (1) The overall quality of the horses listed on the stall application;
              (2) The quality of the racetrack(s) where the horses listed on the stall applications have previously raced;
              (3)  The number of starts a trainer listed on the application has made at past Colonial Downs Race Meetings (where applicable);
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              (4)  The financial and professional integrity of the trainer listed on the stall application;
              (5)  The total number of stalls requested by a trainer in
relation to the number of available stalls; and
              (6)  The best interests of Colonial Downs and thoroughbred racing. Each Horsemen accepting a stall at the Racetrack shall be required to use his or her best efforts to run his or her horses at the Racetrack during the Race Meeting consistent with the horses' physical condition, fitness and race conditions.
          9. Racing Committee. Colonial Downs and the VaHBPA shall organize and maintain a joint committee to be known as the "Racing Committee." The VaHBPA and Colonial Downs shall each appoint not more than four (4) representatives to the Racing Committee. The Racing Committee shall meet at least once not more than thirty (30) days, nor less than fourteen (14) days, prior to each of Race Meeting, and at least once within seven (7) days after the conclusion of each Race Meeting and otherwise at the written request of any two members of the Racing Committee. The Racing Committee shall at its meetings discuss such things as: design and construction of stable area, barns, tack rooms, dormitories, promotion, publicity, track conditions (bad weather closing), racing-related programs, reserved seats and passes for Horsemen, maintenance of stable areas, number of races, purse schedules, track kitchen, other matters which related to attendance, pari-mutuel handle or the quality of racing, and health benefit programs, death benefits, drug and alcohol abuse programs, and any other program which will aid and assist the racing industry in Virginia to hire, retain and care for its personnel at the highest possible level.
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          10.  Representations and Warranties.
            A. VaHBPA. In addition to the representations and warranties contained elsewhere in this Agreement, the VaHBPA warrants, represents to and covenants with Colonial Downs that during the Term:
              (1)  This Agreement has been approved by the Board of Directors of the VaHBPA;
              (2)  This Agreement is valid and enforceable against it
according to its terms;
              (3)  The VaHBPA and its officials shall not participate in, delay, interrupt, dispute, or bring about temporary or permanent cessation or suspension of racing at Colonial Downs during any Race Meeting;
              (4) Each VaHBPA official shall utilize all of his or her powers of persuasion and all legal means at their disposal to ensure that all VaHBPA Members and other backside personnel comply with the terms of this Agreement;
              (5) The VaHBPA and its officials shall respond to requests for consents and other approvals by Colonial Downs in a timely and business-like manner, giving due consideration for the need of Colonial Downs to move quickly and decisively;
              (6) This Agreement will be made available for review by Members of the VaHBPA and all other licensed owners, trainers, employees and backside personnel at the VaHBPA office; and
              (7) The VaHBPA shall use its best efforts to ensure that the backside area of the Racetrack is maintained in a safe, clean, and orderly condition.
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            B.  Colonial Downs.  In addition to the representations and warranties contained in this Agreement, Colonial Downs warrants, represents to and covenants with the VaHBPA that during the Term:
              (1)  This Agreement has been approved by its General Partners;
              (2)  This Agreement is valid and enforceable against it
according to its terms;
              (3)  Colonial Downs shall use its reasonable best efforts to keep the Backside Facilities in a safe, clean and orderly condition when in use: and
              (4)  Colonial Downs shall use its reasonable best efforts
to assist the VaHBPA in developing health and welfare programs for backstretch personnel; provided, this section imposes no obligation on either party to fund any such program.
          11. VaHBPA Office. Colonial Downs will provide the VaHBPA, without charge, a suitable office located on the grounds of the Racetrack. Colonial Downs will furnish said office with appropriate office furniture and one or more telephones. VaHBPA will pay the applicable long-distance charges for usage of such telephones.
          12. Racing Officials. Colonial Downs will mail to the President of the VaHBPA a written list of the persons appointed by Colonial Downs to serve as racing of officials during any Race Meeting at the same time as it submits said list to the Virginia Racing Commission in accordance with the provisions of Regulations.
          13.  Governmental Approval.  Nothing contained in this Agreement shall be construed as requiring either party to perform any term when such performance is contrary to law or requires prior governmental approval; provided, however, both parties shall use their best efforts to obtain governmental approval if such is required and shall submit a copy of this Agreement to the Virginia Racing Commission.
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          14.  Out-of-State Simulcasting.  During the term of this Agreement, the VaHBPA as authorized representative of the Horsemen for interstate simulcasting purposes, consents and authorizes Colonial Downs to negotiate and contract with simulcast and receiving facilities, including off-track wagering facilities, for the conduct of off-track wagering on live thoroughbred races emanating from the Racetrack, pursuant to the Interstate Horse Racing Act of 1978, P.L. 95-515. Colonial Downs will consider the best interests of live racing when simulcasting. To the extent required by law, out-of-state simulcasting for all of Colonial Downs' races shall be subject to the consent of the VaHBPA, which consent shall not be unreasonably withheld, delayed or conditioned. In the event consent is withheld, the VaHBPA shall set forth its reasons for withholding the consent within a reasonable time in advance of the intended simulcast.
          15. Copies of Documents; Database. Colonial Downs will send a copy of its stall application blank, stakes purse program and condition book for each race meeting to the VaHBPA, on or before the first day they are distributed to Horsemen.  Additionally, Colonial Downs shall provide the
VaHBPA copies of all filings it makes with the U. S. Securities and Exchange Commission promptly after such filings are made. Colonial Downs shall share with and coordinate all information and data on horsemen racing at the track with the VaHBPA. The parties will work jointly to develop and maintain an effective database of horsemen racing in Virginia.
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          16.  Backstretch Improvement Fund.
            A. Establishment of Fund. Colonial Downs shall establish a Backstretch Life Improvement Fund (the "Fund") into which shall be deposited
(a) interest income as provided in Section 4 above, (b) funds representing unclaimed Horsemen's accounts with Colonial Downs and (c) such additional amounts as may be contributed by Colonial Downs, any Horseman or any other person. Monies in the Fund shall be invested in interest bearing accounts and certificates of deposit in federally insured commercial institutions.
            B. Use of Funds. Fifty percent (50%) of the Fund shall be allocated to services and programs for Horsemen, including but not limited to a drug/alcohol rehabilitation program, a GED program, a recreational program, employment education services, and the chaplaincy program. The remaining fifty percent (50%) shall be allocated to capital improvements in the amount of $30,000 for 1999, and for each prior year in which such funds have not been expended, for construction and provision of the following facilities on the backside: additional bathrooms; creation of a recreation center and/or an outside recreation facility; and other projects as may be mutually agreed upon by the Racing Committee. Colonial Downs shall match the $30,000 for 1999 and for any year for which the term of this Agreement is extended. Colonial Downs shall provide an annual accounting of all such expenditures to the VaHBPA within a reasonable time after the close of the meet during each year of this Agreement.
            C.  Gap.  Colonial Downs shall design and determine the price and feasibility of moving the "gap" in the railing on the track, or of creating an additional gap located in a position more convenient to actual use of the track by horsemen.
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          17.  Right to Terminate.  Either party may terminate this Agreement upon the other party's failure to substantially perform as required under this Agreement and such failure continues for thirty (30) days following the date written notice of default is mailed in accordance with Section 22. Such termination shall not constitute an election of remedy, nor shall it constitute a waiver of a party's other remedies at law or equity.
Additionally, Colonial Downs may terminate this Agreement upon written notice to the VaHBPA if the Racetrack and all SWFs are closed for ninety (90) continuous days.
          18. Indemnification. The VaHBPA shall indemnify and save harmless Colonial Downs, its agents, representatives, employees, officers, directors and stockholders, their respective successors and assigns, and all persons acting by, through, under, or in concert with any of them, from and against any and all demands, liabilities, loss, costs, damages, or expenses of whatever nature or kind, including fees of attorneys and all other expenses, arising out of or in any way related to or occasioned by Colonial Downs' performance under Section 5.C. (Administrative Fee).
          19. Mediation; Arbitration. In the event of any disputes or differences arising out of this Agreement, which the parties have been unable to resolve after reasonable efforts to do so, either party may refer the dispute or difference to a mediator mutually acceptable to the parties. In the event such mediation is unsuccessful, or the parties are unable to agree on a mediator, either party may refer the dispute or difference for final settlement to arbitration in accordance with the following procedures:
            A. By the Commission. The party so desiring to refer the matter shall request the Commission to arbitrate the dispute or difference by a panel comprised of either one (1) or three (3) of its members, as its Chairman shall designate, in accordance with such rules as the Chairman of the Commission determines, including, but not limited to, the Commercial
Arbitration Rules of the American Arbitration Association (the "AAA") in effect on the date of this Agreement.
            B. By Another Arbitrator. If the Commission declines to arbitrate the dispute or difference, the arbitration shall be conducted by a single arbitrator designated by the Chairman of the Commission; and if the chairman declines to designate an arbitrator, the arbitration shall be conducted by a single arbitrator selected by Colonial Downs and the VaHBPA in accordance with the rules of the AAA.
            C. General. The arbitration shall take place in Richmond, Virginia, unless the parties otherwise mutually agree, and shall be governed by the substantive contract law of the Commonwealth of Virginia and the arbitration rules as determined pursuant to Section 19.A. The arbitration award shall be final, binding and conclusive on the parties, and not subject to any appeal. No party nor the arbitrator may disclose the existence or results of any arbitration hereunder except as may be necessary in litigation to enforce the award or as may be required by the Commission. Judgment upon the award rendered may be entered in any court having jurisdiction, or application may be made to such court for judicial recognition of the award or any order of enforcement thereof, as the case may be. This Section 19.C shall not be construed to limit the right of either party to apply to a court of competent jurisdiction for other equitable relief to preserve the status quo or prevent irreparable harm. The costs of the arbitration incurred the parties for hearing reporting fees, rental of a hearing room and all AAA fees, costs and services charges and of the arbitrator shall be paid by Colonial Downs, except that hearing postponement or cancellation fees charges by AAA or the arbitrator shall be borne exclusively by the canceling or postponing party. Conversely, with respect to all other matters, unless the arbitrator otherwise so determines and provides in the arbitration award, each party shall bear its own costs and expenses incurred by that party in connection with arbitration, including without limitation each party's own travel expenses, hearing witness expenses and attorney's fees.

          20. Further Assurances. The VaHBPA and Colonial Downs shall execute such instruments and documents, and shall give such further assurances, as may be necessary to accomplish the purpose and intent of this Agreement. Additionally, upon execution of this Agreement, the VaHBPA immediately shall notify its national affiliate and affiliates in other states that it has entered into this Agreement.
          21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
          22. Notices. All notices, requests, demands or other communications as may be required by this Agreement shall be in writing and, if mailed, shall be by certified mail, return receipt requested, and shall be deemed to have been given when received by personal delivery or otherwise. A courtesy copy of such communication shall also be sent via telefax to the last known telefax number of the other parties. The current addresses of persons to whom communications are to be sent are as follows:
          Colonial Downs:     Jeffrey P. Jacobs, CEO
                              Colonial Downs Holdings, Inc.
                              425 Lakeside Avenue
                              Cleveland, OH  44113

                              Ian M. Stewart, President
                              Colonial Downs Holdings, Inc.
                              10501 Horsemen's Drive
                              Providence Forge, VA  23124

          Copy to:            James L. Weinberg, Esq.
                              Hirschler, Fleischer, Weinberg, Cox & Allen
                              The Federal Reserve Bank Building
                              701 E. Byrd Street, 15th floor
                              Richmond, VA  23219

                              Martin Jacobs, Esq.
                              General Counsel
                              The Maryland Jockey Club
                              P. O. Box 130
                              Laurel, MD  20725

          VaHBPA:             C. B. Woodberry Payne, President
                              Virginia Horsemen's Benevolent and
                              Protective Association, Inc.
                              36 Garrett Street
                              Warrenton, VA  22186

          Copy to:            David M. Cook, Esq.
                              Manley, Burke, Lipton & Cook
                              225 W. Court Street
                              Cincinnati, OH  45202

          23. Waivers. No waiver or any breach of this Agreement or any term hereof shall be effective unless such waiver is claimed. No waiver or any breach shall be deemed to be a waiver of any other or any subsequent breach.
          24. Applicable Law This agreement is being executed and delivered in the Commonwealth of Virginia and shall be construed and enforced in accordance with the laws of that state.
          25. Severability. If any provision of this Agreement is declared invalid by any tribunal, or becomes invalid or inoperative by operation of law, the remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect.

          26. Entire Agreement: Modification. This Agreement contains the entire Agreement between the parties and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; provided. No modification, variation or amendment of this Agreement shall be effective unless such modification, variation or amendment is in writing and has been signed by the parties. Colonial Downs shall be bound by this Agreement if and only if the VaHBPA enters into a Letter Agreement, dated as of the date hereof, with Colonial Downs. In the event the VaHBPA does not enter into such side letter, this Agreement shall be null and void.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first stated above.
VIRGINIA HORSEMEN'S                  COLONIAL DOWNS, L.P.
BENEVOLENT AND PROTECTIVE
ASSOCIATION, INC.                            By:  Stansley Racing Corp., its
                                                  general partner

By:  ________________________________        By:_________________________
     C. B. Woodberry Payne, President           Ian M. Stewart, President

For purposes of Section 5.B(iv) only and for no other provision:

MARYLAND-VIRGINIA RACING CIRCUIT                 CD ENTERTAINMENT LTD.



__________________________________________      _____________________________
Joseph A. DeFrancis, President                     Jeffrey P. Jacobs, Manager

                                    EXHIBIT A
                                     FORM OF
                                  TRUST AGREEMENT

     THIS TRUST AGREEMENT is entered into this ___ day of __________, 1999, by and between COLONIAL DOWNS, L.P., a Virginia limited partnership (the "Trustee"), and VIRGINIA HORSEMEN'S BENEVOLENT AND PROTECTIVE ASSOCIATION, INC., a not-for-profit corporation ("VaHBPA"), on behalf of the thoroughbred horsemen engaging in thoroughbred racing at Colonial Downs' racetrack (the "Track") (collectively, the "Beneficiaries").

                               W I T N E S S E T H:

     WHEREAS, pursuant to prior agreements that have expired and an Agreement, dated as of June __, 1999 ("Horsemen Agreement"), relating to live thoroughbred racing at Colonial Downs, among other matters, the Trustee has and will make deposits into an account of Virginia National Bank, Charlottesville branch (the "Thoroughbred Partners' Account") which will be used to fund purses and related payments to the Beneficiaries participating in racing at the Track during the 1999 thoroughbred racing season and other years governed by the Horsemen Agreement;

     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. The Account. The Trustee shall maintain the Thoroughbred Horsemens' Account at a financial institution which is insured by an agency of the United States government.

     2. Deposits. The Trustee shall deposit all funds required by the Horsemen Agreement into the Thoroughbred Horsemens' Account. The funds so deposited into the Thoroughbred Horsemens' Account, exclusive of interest earned thereon, are hereinafter referred to as the "Trust Account Funds." No other funds shall be deposited into the Thoroughbred Horsemens' Account, and the Trustee shall not commingle any other funds with the Trust Account Funds.

     3. Withdrawals. The VaHBPA, on behalf of the Beneficiaries, grants the Trustee the authority to withdraw funds from the Horsemen's Accounts to make payments required to be made pursuant to the terms and provisions of the Horsemen Agreements, including, without limitation, to provide for the payment of purses and related awards to the Beneficiaries.

     4. Title to Funds in the Account. The Trustee shall hold only legal title to the Trust Account Funds and shall not have any equitable or beneficial interest in such Funds. Accordingly, the Trust Account Funds are excluded from the Trustee's estate for purposes of 11 U.S.C. Section 541(d), as amended.

     5. Interest. The Trustee understands and accepts that interest, if any, earned on the Funds will be reported under its employer identification number, that such reporting is done as a matter of convenience for the administration of the Thoroughbred Partners' Account and that the receipt of such interest does not affect the beneficial and equitable title that the parties have to such interest and is not in derogation of the rights and entitlements of the parties as set forth herein and in the Horsemen Agreement.

     6. Trustee's Duties. The duties of the Trustee under this Agreement shall be limited to the safekeeping and disbursement of the Trust Account Funds and documents under the terms and conditions of this Agreement. The Trustee shall be entitled to rely on and may assume the genuineness and authenticity of any signatures purported to be made by the parties hereto, their lawful representatives, and successors or assigns. Upon election of either party hereto, an independent third party may be appointed trustee of the Thoroughbred Horsemens' Account and the Trustee hereunder may be relieved of its duties as trustee but shall be bound by the other provisions of this Agreement.

     7. Limitation on Liability. The Trustee shall not be liable for any claims, damages, liabilities, losses, costs, or expenses arising from the Trustee's acts or omissions with respect to the Trust Account Funds or its performance hereunder, unless such actions or omissions result from the Trustee's negligence or willful misconduct.

     8. Reimbursement of Expenses. The Trustee shall be reimbursed in the form of one-half of the interest accruing on the Trust Account Funds for all costs and expenses reasonably incurred by it in connection with the administration of the Account. including payment of any trustee fees to a third party trustee.

     9. Termination. This Agreement shall terminate on the date on which all payments under the Horsemen Agreement have been made and the Horsemen Agreement is no longer in effect. The parties hereto acknowledge and agree that upon such termination, the balance of the Thoroughbred Partners' Account should be zero.

     10. Notices. All notices, approvals, and other communications authorized or required to be given between the parties hereto shall be validly given or made if in writing and sent in accordance with the terms and conditions of the Horsemen Agreement.

     11. Governing Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to any conflicts of law provisions thereof.

     12. Miscellaneous. Any action, suit, or proceeding in respect of or arising out of this Agreement may be prosecuted as to any party hereto in Richmond, Virginia. Each party hereto consents to the exercise of jurisdiction over its person by any court situated in Richmond, Virginia and having jurisdiction over the subject matter of any such action, suit, or proceeding. The invalidity or unenforceability of any provision of this Agreement in any particular respect shall no affect the validity and enforceability of any other provision of this Agreement or of the same provision in any other respect. This Agreement and the Horsemen Agreement set forth the entire understanding of the parties to this Agreement with respect to the operation of the trust for the Thoroughbred Partners' Account and may not be amended except by a written instrument executed by all parties hereto. Other than the Horsemen Agreement, any previous agreements or understandings among the parties hereto regarding the subject matter hereof are merged into and superseded by this Agreement. All of the covenants, stipulations, terms, and conditions of this Agreement shall extend to and be binding upon the respective successors and assigns of the parties hereto, but this Agreement shall not be assigned by the Trustee without the prior written consent of the Beneficiaries.

     This Agreement or any amendment hereto may be executed in two or more counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same Agreement.






VIRGINIA HORSEMEN'S                     COLONIAL DOWNS, L.P.
BENEVOLENT AND PROTECTIVE
ASSOCIATION, INC.                           By:  Stansley Racing Corp., its
                                                 General Partner

By:  _________________________________      By:  _______________________
     C. B. "Woodberry" Payne, President          Ian M. Stewart, President

                                  EXHIBIT B
                                SLIDING SCALE


Assuming:

          $120,000,000 Total handle
          $ 92,400,000 Thoroughbred handle (77%)
          Monthly handle based roughly on 1998 actual figures.

Up to $23,000,000 (months 1-3)       2 1/2%         =      $   575,000
$23,000,001-38,000,000 (months 4-5)  3 1/2%         =          525,000
$38,000.001-46,000,000 (month 6)     4 1/2%         =          360,000
$46,000,000-54,000,000 (month 7)     5 1/2%         =          440,000
$54,000,000-69,000,000 (months 8-9)  7 1/2%         =        1,125,000
Over 69,000,000 (months 10-12)       8%           =        1,826,000
____________________________________ _______             ___________

Thoroughbred handle $92,400,000      X  5 1/4%      =      $ 4,851,000


Assuming:

          $120,000,000 Total handle
          $ 92,400,000 Thoroughbred handle (77%)
          $  7,700,000 Average monthly handle

Up to $ 23,100,000 (months 1-3)      2 1/2%         =      $   577,500
$23,100,001-38,500,000 (months 4-5)  3 1/2%         =          539,000
           ($15,400,000)
$38,500,001-46,200,000 (month 6)     4 1/2%         =          346,000
          ($  7,700,000)
$46,200,001-53,900,000 (month 7)     5 1/2%         =          423,500
          ($  7,700,000)
$53,900.001-69,300,000 (months 8-9)  7 1/4%         =        1,116,500
          ($15,400,000)
Over $69,300,000 (months 10-12)      8%           =        1,848,000
             ($23,100,000)
_____________________________________ _______             __________

Thoroughbred handle $92,400,000       X  5 1/4%     =      $ 4,851,000



#173984 v.4     16919.00204
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